Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975 ext 520	(310) 691-7100
ir@adeza.com

For Immediate Release

ADEZA ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Reports 11th Consecutive Quarter of Profitability on Record Product Sales

SUNNYVALE, Calif. (May 3, 2005) – Adeza (NASDAQ: ADZA) today announced financial results for the three months ended March 31, 2005.

For the three months ended March 31, 2005, Adeza posted its 11th consecutive profitable quarter. The company reported that net income for the first quarter of 2005 doubled to $1.5 million, compared with net income of $726,000 for the first quarter of 2004. Diluted net income per share for the first quarter of 2005 was $0.08 based on 17.8 million shares outstanding, compared with diluted net income per share of $0.05 based on 13.2 million shares outstanding for the first quarter of 2004. The change in share count is primarily the result of the completion of the company’s initial public offering of 4.3 million common shares in December 2004.

Adeza reported record quarterly product sales of $9.6 million for the first quarter of 2005, an increase of $2.4 million or 33%, from product sales of $7.2 million for the first quarter of 2004. The increase in the 2005 first quarter is primarily attributed to higher sales volume of Full TermTM, The Fetal Fibronectin Test.

For the three months ended March 31, 2005, selling and marketing expenses were $4.7 million, compared with $3.7 million for the comparable period in 2004, due mainly to expansion of the direct sales force and marketing programs. General and administrative expenses for the first quarter of 2005 were $1.5 million, compared with $626,000 in the prior-year first quarter, due primarily to costs related to being a public company. Research and development expenses increased to $864,000 for the first quarter of 2005, compared with $516,000 for the first quarter of 2004, due primarily to costs related to clinical studies.

As of March 31, 2005, Adeza had cash and cash equivalents of $80.0 million, stockholders’ equity of $83.5 million and working capital of $83.0 million.

“We believe that our Full Term, The Fetal Fibronectin Test is fundamentally changing how healthcare providers treat women at risk for preterm birth and are delighted to report yet another quarter of profitability based on record product sales,” said Emory V. Anderson, president and chief executive officer of Adeza. “Our plan this year is to increase penetration in the market for women with ‘signs and symptoms’ of preterm birth and expand usage with women who are at ‘high-risk’ for preterm birth. To achieve these objectives, our plan includes increasing our sales force and marketing programs. We are continuing to expand our research and development efforts to bring additional products in our development pipeline to market.”

About Adeza

Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, Full Term, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for broad use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility.

Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, statements about the expansion of products, markets and offerings and additional product indications. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

[Tables to follow]

Adeza Biomedical Corporation
Condensed Statements of Operations
(in thousands, except share and per share information)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Product sales	$9,610	$7,242
Cost of product sales	1,427	1,627

Gross profit	8,183	5,615
Operating costs and expenses:
Selling and marketing	4,725	3,673
General and administrative	1,537	626
Research and development	864	516

Total operating costs and expenses	7,126	4,815

Income from operations	1,057	800
Interest income	482	26
Other expenses, net	(2)	—

Income before income taxes	1,537	826
Provision for income taxes	81	100

Net income	$1,456	$726

Basic net income per share	$0.09	$3.98

Diluted net income per share	$0.08	$0.05

Shares used to compute basic net income per share	16,527,243	182,160

Shares used to compute diluted net income per share	17,773,972	13,234,371

Adeza Biomedical Corporation
Condensed Balance Sheets
(in thousands, except share and per share information)

	March 31,	December 31,
	2005	2004
	(unaudited)	(note 1)
Assets
Current assets:
Cash and cash equivalents	$79,979	$80,118
Accounts receivable, net	7,335	6,628
Inventories	698	667
Prepaid and other current assets	370	271

Total current assets	88,382	87,684
Property and equipment, net	341	268
Intangible assets, net	164	176

Total assets	$88,887	$88,128

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,972	$2,750
Accrued compensation	995	1,863
Accrued royalties	593	1,007
Other accrued liabilities	786	752
Deferred revenue	44	45

Total current liabilities	5,390	6,417
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 16,606,924 and 16,461,390 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	17	16
Additional paid-in capital	129,798	129,695
Deferred compensation	(3,006)	(3,232)
Accumulated deficit	(43,312)	(44,768)

Total stockholders’ equity	83,497	81,711

Total liabilities and stockholders’ equity	$88,887	$88,128

Note 1 – Derived from audited financial statements at that date.

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